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                                                              EXHIBIT 10(iii)(c)

                            NAUTICA ENTERPRISES, INC.

                           INCENTIVE COMPENSATION PLAN

Section 1.   Purpose

         The purpose of this Plan is to recognize and reward key employees of the Company for the attainment of established performance goals reflecting both annual and long-term results which further the success of the Company.

Section 2.   Definitions

         For Plan purposes, the following terms shall have the following respective meanings:

         (a) "Award" means a payment or payment opportunity granted to a Participant pursuant to Section 5 of the Plan.

         (b) "Board" means the Board of Directors of Nautica Enterprises, Inc.

         (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (d) "Committee" means a committee designated by the Board and comprised of two or more non-employee members of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

         (e) "Company" means Nautica Enterprises, Inc.

         (f) "Earnings Before Income Taxes" means such amount as is reported in the Company's annual report to stockholders, or comparable amount for a Subsidiary, for the applicable period.

         (g) "Net Earnings" means such amount as is reported in the Company's annual report to stockholders, but before extraordinary items and the cumulative effect of accounting changes, for the applicable period, or comparable amount for a Subsidiary.

         (h) "Operating Profit" means such amount of income from operations as is reported in the Company's annual report to stockholders, for the applicable period.

         (i) "Participant" means an employee of the Company or a Subsidiary designated by the Committee to receive an Award.

         (j) "Performance Period" means either, as designated by the Committee, a single fiscal year of the Company (or, for the first year of the Plan, a nine-month period), or three successive fiscal years of the Company.

         (k) "Plan" means the Incentive Compensation Plan as set forth herein and as may be amended from time to time pursuant to Section 14.

         (l) "Return on Equity" means the quotient resulting from dividing Net Earnings, by average stockholders' equity, as reported in the Company's annual report to stockholders, for the applicable period.

         (m) "Subsidiary" means any subsidiary or division of the Company or any other entity in which the Company has a significant equity interest, as determined by the Committee.


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Section 3.   Administration

         (a) The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations and interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

         (b) No member of the Committee shall be personally liable by reason of any contract or other instrument executed in good faith by him, or on his behalf, in his capacity as a member of the Committee or for any mistake of judgment made in good faith. To the extent permitted by law, the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration of the Plan has been delegated, against any cost or expense (including counsel and related fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud, gross negligence, willful misconduct or bad faith.

Section 4.   Eligibility for Participation

         (a) The Committee shall select Participants from among officers and other key employees of the Company or a Subsidiary. No member of the Committee or other non-employee member of the Board shall participate in the Plan.

Section 5.   Determination and Payments of Award

         (a) For each Performance Period, the Committee shall, in its discretion, establish target award levels and respective performance measure(s) which are to be attained for the applicable Award(s). The performance measures used shall be Earnings Before Income Taxes, Net Earnings and Return on Equity, either solely or in combination, as established in the discretion of the Committee. The Committee shall have the right to reduce or eliminate Awards otherwise payable under the Plan.

         (b) Following the conclusion of the applicable Performance Period, the Committee shall certify the extent to which the performance measures have been achieved and authorize the payment of Awards to Participants to the extent earned. However, an Award payment to any one Participant for a fiscal year Performance Period shall not exceed five percent (5%) of Operating Profit for such year and an Award payment to any one Participant for a three-year Performance Period shall not exceed two percent (2%) of cumulative Operating Profit for such period.

         (c) The Committee may authorize the payment of an Award to a person (or his or her beneficiary or estate) who has terminated employment with the Company prior to the end of a Performance Period based on the terms of the Award.

         (d) Awards may be paid in cash, shares of Common Stock or a combination and payments may be deferred pursuant to Section 7, all as determined by the Committee.

Section 6.   Withholding Tax

         The Company shall deduct from any payments under the Plan a sufficient amount to cover withholding of any federal, state or local taxes required by law.

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Section 7.   Payment Deferrals

         The Committee may require or permit Participants to elect to defer the payment of Awards under such rules and procedures as it may establish under the Plan, including providing for the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents if deferred amounts are denominated in Common Stock equivalents.

Section 8.   Transferability and Exercisability

         Awards and rights to deferred payments granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 9.   Other Benefit and Compensation Programs

         Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country, or benefits that may be provided pursuant to a contractual obligation of the Company. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

Section 10.  Unfunded Plan

         Unless otherwise determined by the Committee, the Plan, and any deferred amounts under Section 7 hereof, shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

Section 11.  Future Rights

         No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause. Participation in the Plan with respect to any Performance Period shall not affect the Committee's right to include or exclude any person for participation with respect to any other Performance Period.

Section 12.  Governing Law

         The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable federal law.

Section 13.  Successors and Assigns

         The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

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Section 14.  Amendment or Termination

         The Board may from time to time amend or terminate the Plan, provided that no amendment shall increase the maximum amount payable to a Participant for a Performance Period as specified in Section 5; and further provided that no amendment will cause an Award to become subject to the tax deduction limitation contained in section 162(m) of the Code.

Section 15.  Effective Date

         The Plan shall become effective upon its approval by the stockholders of the Company at the 1994 Annual Meeting of Stockholders. Such approval shall constitute the effectiveness of Awards granted by the Committee prior to such approval for purposes of qualifying such Awards for the performance-based exemption provided under section 162(m) of the Code.

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